EXHIBIT 11

          MINNESOTA MINING AND MANUFACTURING COMPANY AND SUBSIDIARIES
                      EARNINGS PER SHARE OF COMMON STOCK
                                (Unaudited)

                                  Three months ended
                                        March 31
                                   1997         1996
                                -------      -------
 (Millions)
Net income                         $410         $362
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Primary earnings per share:

Net Income                         $.99         $.87

Weighted average number of
common shares outstanding   416,605,836  418,545,428

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Fully diluted earnings
   per share: (1)

Net Income                         $.97         $.85

Weighted average number of
common shares outstanding   416,605,836  418,545,428

Common equivalent shares      6,471,512    6,082,097
                            -----------  -----------
Average number of common
and common equivalent
shares outstanding          423,077,348  424,627,525

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Primary earnings per share is computed by dividing net income  by  the weighted average number of common shares outstanding for each period. The calculation excludes the effect of common equivalent shares resulting from stock options using the treasury stock method as the effect would not be material.

Fully  diluted  earnings per share is computed based on  the  weighted
average   number  of  common  shares  and  common  equivalent   shares
outstanding for each period.

(1)  This  calculation is submitted in accordance with Regulation  S-K
Item 601(b)(11) although not required by APB Opinion No. 15 because it results in dilution of less than 3%.